LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is executed as of December 29, 2006, by and between Algo Sound, Inc. (dba Aura Sound, Inc.) a California corporation (the “Company”), and Mapleridge Insurance Services, a California S corporation (the “Lender”).

WHEREAS, the Company is preparing to conduct a private placement offering (the “Private Placement”) simultaneously with a reverse triangular merger (the “Merger”) with and into a wholly-owned subsidiary of a publicly traded company (the “Public Company Parent”) whereby the Company will survive such Merger;

WHEREAS, in order to fund the Company’s operations until such Offering and Merger are completed, the Company wishes to borrow $750,000 from the Lender as a short-term bridge loan;

WHEREAS, the Lender is willing to provide such financing on terms and conditions as set forth herein; and

WHEREAS, the Loan (as defined below) will be secured by all the assets of the Company pursuant to the terms of a Security Agreement, dated as of December 29, 2006 (the “Security Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined terms. Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by law to close.

“Common Stock” shall mean the common stock of the Company.

“Default Rate” shall mean the higher of (a) the highest prime rate of interest per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal, as adjusted on a daily basis, plus twelve and one-quarter percent (12.25%) per annum, or (b) 20.00% per annum, in either case compounded annually.

“Equity Securities” shall mean the capital stock of such person or entity and/or any Stock Equivalents of such person or entity.

“Interest Rate” shall mean 12.00% compounded annually.

“Loan Closing Date” shall mean the date upon which the Loan is made to the Company.

“Stock Equivalents” of any person or entity shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity of such person or entity.

ARTICLE 2
THE LOAN

2.1 Loan. According to the terms and subject to the conditions of this Agreement, the Lender shall make a loan to the Company on the Loan Closing Date in the amount of $750,000 (the “Loan”). The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (“Note”), duly executed on behalf of the Company and dated as of the Loan Closing Date.

2.2 Interest. The Loan shall bear interest (“Interest”) from the date of payment by the Lender until the Maturity Date (as defined below) at the Interest Rate (calculated on the basis of the actual number of days elapsed over a year of 360 days). Interest is payable by the Company on a monthly basis in arrears on the first Business Day of the month. Notwithstanding anything to the contrary, in no event shall the Interest Rate be less than 12.00% per annum, nor shall the Interest Rate be adjusted to exceed the maximum amount permitted by applicable law.

2.3 Prepayment of the Loan. The Company may from time to time prepay all or any portion of the Loan without premium or penalty of any type. The Company shall give the Lender at least three Business Day prior written notice of its intention to prepay the Loan, specifying the date of payment and the total amount of the Loan to be paid on such date. Once any portion of the Loan has been repaid, the funds may not be re-borrowed.

2.4 Maturity Date. Unless the Loan is earlier accelerated pursuant to the terms hereof, the Loan and all accrued Interest thereon shall be due and payable in full on the earlier of (i) the date that is one hundred and twenty (120) days following the Loan Closing Date; and (ii) the date on which the Company has received an aggregate of $1,000,000 from the sale(s) of its Equity Securities, from and after the Loan Closing Date, in one or a series of transactions (the “Maturity Date”).

ARTICLE 3
CONDITIONS PRECEDENT TO THE LOAN

3.1 Conditions on the Loan Closing Date. The obligation of the Lender to make the Loan pursuant to Section 2.1 shall be subject to the satisfaction, on or before the Loan Closing Date, of the conditions set forth in this Section. If the conditions set forth in this Section are not met on or prior to the Loan Closing Date, the Lender shall have no obligation to make the Loan.

(a) The Company shall have duly executed and delivered to the Lender the Note representing the Loan.

(b) The Company shall have duly authorized, executed, and delivered to the Lender the Security Agreement, in the form attached hereto as Exhibit B, to secure the repayment of the Loan and granting the Lender a continuing security interest in all presently existing and hereafter acquired assets and property of the Company of whatever nature and wherever located, which such security interest shall be senior to all other security interests or encumbrances against the assets and property of the Company.

(c) The Lender shall have received on or before the Loan Closing Date an Officer’s Certificate in the form attached hereto as Exhibit C, dated as of the Loan Closing Date.

(d)  There shall exist no material adverse change in the condition (financial or otherwise), results of operations, assets, properties or prospects of the Company since December 31, 2005, the date of the most recent financial statements provided to Lender.

(e) There shall exist no material default in any of the Company’s obligations under any contract or agreement.

(f) The Company shall be in material compliance with all applicable laws.

(g) The Company shall have retained Gemini Partners or GP Group, LLC as its exclusive financial advisor in connection with the Merger, and shall provide evidence of such engagement.

(h) The Lender shall have received such other documents, certificates, or other materials as it reasonably requests from the Company with respect to the transaction contemplated by Agreement, the Note, and the Security Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Due Incorporation and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

4.2 Due Authorization. The Company has full right, power and authority to enter into this Agreement, to make the borrowings hereunder and execute and deliver the Note as provided herein and to perform all of its duties and obligations under this Agreement, the Note, and the Security Agreement. The execution and delivery of this Agreement, the Note, and the Security Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company’s bylaws or certificate of incorporation. All necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Agreement, the Note and the Security Agreement. Concurrently with the execution of this Agreement, the Company will deliver to the Lender a copy of the minutes of the meeting of the Company’s Board of Directors authorizing the Company to enter into this Agreement, the Note and the Security Agreement, to make the borrowings as provided herein, and to perform all of its duties and obligations under this Agreement, the Note and the Security Agreement.

4.3 Enforceability. Each of this Agreement, the Note, and the Security Agreement has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

4.4 Capitalization. All of the Company’s authorized and outstanding equity securities (including securities convertible into equity securities) are identified on Schedule A attached hereto. Other than as set forth on Schedule A, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of the Company.

4.5 Subsidiaries. The Company owns no securities of any other entity, and there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of any other entity.

4.6 Compliance with Laws. The nature and transaction of the Company’s business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

4.7 Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement, the Note, and the Security Agreement, and the transactions contemplated hereby and thereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, except as contemplated in Section 3.1(b) hereof.

4.8 Litigation and Taxes. There is no litigation or governmental proceeding pending, or to the best knowledge of the Company after due inquiry, threatened, against the Company. The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Company after due inquiry, threatened in respect of any tax returns of the Company.

4.9 No Omissions or Misstatements. None of the information included in this Agreement, other documents or information furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact. Copies of all documents referred to herein have been delivered or made available to the Lender and constitute true and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.10 Financial Statements. The financial statements of the Company are complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes, and present fairly the financial condition, results of operations, shareholders’ equity and changes in financial position of the Company and its consolidated Subsidiaries as of the dates thereof and for the periods specified therein. Except as set forth in the balance sheet as of December 31, 2005 included in such financial statements or incurred in the ordinary course of business since December 31, 2005, the Company has no indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, and there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties or prospects of the Company.

4.11 Company Knowledge and Experience. The Company (together with its accountants, legal counsel and other representatives with whom it has consulted in connection with this Agreement) has such knowledge, experience and access to professional advice in financial and business matters, including loans like the Loan, to be capable of evaluating the risks and merits of receiving the Loan pursuant to this Agreement, and the Company has obtained such professional third-party advice concerning the Loan and the transactions contemplated hereby as it has desired and deemed prudent.

4.12 Lender Security Interest. Assuming the filing of the Lender’s Form UCC-1 Financing Statement with the California Secretary of State’s Office on or prior to the date hereof, the Lender holds a perfected security interest in the Collateral (as defined in the Security Agreement).

ARTICLE 5
COVENANTS

5.1 Negative Covenants of the Company. The Company covenants and agrees that, from the Loan Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), without the consent of the Lender, the Company will not:

(a) create, incur, assume or suffer to exist, without the Lender’s prior written consent, which consent the Lender may withhold in its sole and absolute discretion, any secured indebtedness (other than that existing on the Loan Closing Date) or any other indebtedness (other than trade payables arising in the Company’s ordinary course of business) that is in any way senior or superior to this Agreement or the indebtedness represented hereby;

(b) except for the Merger, merge or consolidate with or into any other corporation or sell or otherwise convey 25% or more of its assets;

(c) in a single transaction or series of related transactions, effect a significant acquisition of any business or entity (for purposes hereof, a “significant” acquisition shall be determined in accordance with Instructions 2, 3 and 4 or Item 2 of Form 8-K of the Securities and Exchange Commission);

(d) engage in any business other than the business conducted by the Company on the Loan Closing Date;

(e) declare, set aside or pay any dividend or other distribution on any of its capital stock;

(f) engage in any transaction with any Affiliate (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) on terms less favorable to the Company than could be obtained from an unrelated party;

(g) amend its Articles of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Agreement, the Common Stock issuable upon the exercise of the Warrant, or the Warrant; or

(h) increase the principal amount of the Note Payable to $1,500,000;

(i) voluntarily prepay in whole or in part, or modify, any indebtedness outstanding on the Loan Closing Date, prior to the repayment of the Note in full.

The Company will give notice to the Lender of any default under any provisions of this Agreement within three business days after the discovery by the Company of such default.

5.2 Affirmative Covenants of the Company. The Company covenants and agrees that, from the Loan Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), the Company shall:

(a) operate its business only in the ordinary course, maintain its properties and assets in good repair, working order and condition, and conduct all transactions with third parties, including affiliates of the Company, on an arm’s length basis;

(b) cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(c) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects;

(d) deliver to the Lender within 10 days after the end of each fiscal month and within 30 days of the end of each fiscal quarter, (i) unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity) all in reasonable detail, fairly presenting the financial position and the results of operations of the Company as of the end of and through such periods, prepared in accordance with generally accepted accounting principles, consistently applied in the United States and consistent with past practice; (ii) a statement of any litigation or legal action pending or threatened against the Company certified as true and correct by the Company’s Chief Executive Officer; and (iii) such other reports as the Lender may reasonably request.

(e) deliver to the Lender within five days after they are available (but in any event within ninety days after the end of each of its fiscal years) the Company’s audited annual financial statements and the Company’s annual budget, and allow the Lender reasonable access during normal business hours to visit the Company and inspect the financial records of the Company; and

(f) provide the Lender with copies of all minutes of any meeting of the Board of Directors of the Company promptly after they become available, but in no event more than 4 days after the date of any meeting.

ARTICLE 6
DEFAULT

6.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute an Event of Default of the Company:

(a) a breach of any representation, warranty, covenant or other provision of this Agreement, the Note or the Security Agreement, which, if capable of being cured, is not cured within three days following the earlier of (i) notice thereof to the Company and (ii) the Company becoming aware of such breach;

(b) the failure to make when due any payment described in this Agreement, the Note or the Security Agreement, whether on or after the Maturity Date, by acceleration or otherwise;

(c) the failure of the Public Company Parent to issue the Warrant to the Lender at the closing of the Merger, or the Company to issue the Warrant if the Merger does not occur and the Lender requests that the Company issue the Warrant, and in either case, to thereafter comply with the terms thereof; or

(d) (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent.

6.2 Effect of Default. Upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Lender may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Note or the Security Agreement to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default. In addition, during the occurrence of any Event of Default, the Company shall not pay make any payment on any other outstanding indebtedness of the Company (other than indebtedness of the Company to which the Lender has agreed in writing to subordinate this Agreement and the Note hereunder).

ARTICLE 7
WARRANT

7.1 Issuance of Warrant. The Company shall cause the merger agreement for the Merger between the Company and Public Company Parent to include a covenant of the Public Company Parent that it will issue to the Lender at the closing of the Merger a Common Stock Purchase Warrant (the "Warrant") in the form attached hereto as Exhibit C, appropriately completed as follows:

(a) The number of shares for which the Warrant shall be exercisable shall be equal to: (i) 750,000 multiplied by (ii) a fraction, the numerator of which is $1.00 and the denominator of which is the lesser of (a) the Reverse Merger Price or (b) the Lowest Equity Price.

(b) The Initial Exercise Price (as defined in the Warrant) shall be the lower of  (a) the Reverse Merger Price and (b) the Lowest Equity Price, rounded down to the nearest cent;

(c) The date of the Warrant shall be the closing date of the Merger.

For purposes of this Agreement, the "Lowest Equity Price" shall mean the lowest price per share at which the Public Company Parent or the Company issues Equity Securities after the date hereof. For purposes of this Agreement, the “Reverse Merger Price” shall mean the actual price at which the Company issues shares adjusted by dividing the actual price by the conversion ratio in the Merger.

7.2 Public Company Parent Issuance. The Company shall cause the Public Company Parent to issue the Warrant to the Lender upon the closing of the Merger and will not allow the Public Company Parent to take any action that will interfere with the issuance of the Warrant on the terms set forth in this Agreement.

7.3 Warrant Obligations. The Company shall cause the Public Company Parent to comply on a timely basis with each and every obligation under the Warrant.

7.4 Failure to Complete Merger. If the Merger has not been completed before 270 days from the Loan Closing Date:

(a) The number of shares for which the Warrant shall be exercisable shall be equal to: (i) 750,000, multiplied by (ii) a fraction, the numerator of which is $1.00 and the denominator of which is the lesser of (a) the Reverse Merger Price (b) the Lowest Equity Price and (c) the last price per share paid for the Company’s Common Stock prior to the Loan Closing Date;

(b) The Initial Exercise Price (as defined in the Warrant) shall be the lower of  (a) the Reverse Merger Price (b) the Lowest Equity Price and (c) the last price per share paid for the Company’s Common Stock prior to the Loan Closing Date, rounded down to the nearest cent;

7.5 Registration Rights. The Lender shall have the registration rights provided in Section 3 of the Warrant, “Registration Rights”.

7.6 Net Issue Exercise. If the Lender exercises the Warrant pursuant to Section 1(b) of the Warrant (“Net Issue Exercise”), the Company or the Public Company Parent, as applicable, will cause to be delivered to the Company’s transfer agent or the Public Company Parent’s transfer agent, as applicable, an opinion of counsel that the holding period under Rule 144 with respect to any Warrant Shares (as defined in the Warrant) issued to the Lender as a result of such Net Issue Exercise commenced as of the date of issuance of the Warrant.

ARTICLE 8
MISCELLANEOUS

8.1 Successors and Assigns; Participations. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. This Agreement may be assigned solely by the Lender. Furthermore, although this Agreement, the Note and the Security Agreement name the Lender as the holder thereof and/or the lender thereunder, the Lender is authorized to sell participation interests in the Loan to one or more other persons or entities. The Company agrees that: (a) each holder of a participation interest will be entitled to rely on the terms of this Agreement, the Note and the Security Agreement as if such holder had been named as an original party hereto and thereto; and (b) the Lender is authorized to provide all information furnished by the Company to the Lender to each holder of a participation interest.

8.2 Titles and Subtitles. The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

8.3 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Borrower, to: Arthur Liu Algo Sound, Inc. 11839 East Smith Ave Santa Fe Springs, CA 90670

with a copy to: Kevin Friedmann Richardson & Patel, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174
if to the Lender, to: Jim Adams Mapleridge Insurance Services 114 Pacifica, Suite 130 Irvine, CA 92618

with a copy to:

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.5 Waiver and Amendment. Any term of this Agreement may be amended, waived or modified with the written consent of the Company and the Lender.

8.6 Remedies. No delay or omission by the Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Lender and the undersigned or any other person shall be deemed a waiver by the Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Lender or the exercise of any other right, remedy, power or privilege by the Lender. The rights and remedies of the Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

8.7 Expenses. The Company shall pay all customary costs and expenses incurred by the Lender in connection with the negotiation and preparation of the documents contemplated by this Agreement and the Loan closing (including the Lender’s reasonable attorneys’ fees).

8.8 Integration. This Agreement, along with the Note and the Security Agreement, constitutes the complete and exclusive agreement between the Company and the Lender with respect to the subject-matter herein and replaces and supersedes any and all other prior written and oral agreements or statements by such parties hereto relating to such subject-matter.

8.9 Prevailing Party. If either party hereto brings any legal suit, action or proceeding against another party arising out of, relating to, or concerning the interpretation or the enforcement of rights and duties hereunder or any transaction related hereto (collectively, an “Action”), the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and shall reimburse all costs (whether or not such costs are otherwise recoverable under the provisions of the California Code of Civil Procedure or other statutory law of California or any other jurisdiction) incurred in connection with the prosecution or defense of such Action and/or enforcement of any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a judgment, order, ruling or award. “Prevailing Party” within the meaning of this Section includes, without limitation, a party which agrees to dismiss an Action on the other party’s payment of some or all sums allegedly due or performance of some or all of the covenants allegedly breached, or which obtains substantially the relief sought by it.

IN WITNESS WHEREOF, the Company has caused this Loan Agreement to be signed in its name on the date first set forth above.

By:	/s/ Jim Adams

By:	/s/ Arthur Liu
Arthur Liu Chairman Algo Sound, Inc. (dba Aura Sound, Inc.)

SCHEDULE A
CAPITALIZATION OF THE COMPANY

AuraSound Capitalization Table

	Outstanding Shares	Issued Options/Warrants	TOTAL

Pre-Offering Shareholders
Arthur Liu	10,647,071	-	10,647,071
Zvi Kurtzman	824,319	-	824,319
Steve Veen	368,412	-	368,412
Hazlaut Investment	354,241	-	354,241
Art Schwartz	240,883	-	240,883
Warren Braslow	212,544	-	212,544
Cipora Lavut	184,205	-	184,205
Neal Kaufman	174,995	-	174,995
Melvin Gagerman	143,114	-	143,114
Maurice Zeitlin	141,696	-	141,696
Jeanette Avery	69,077	-	69,077
Gemel	68,014	-	68,014

TOTAL	13,428,571	-	13,428,571

Schedule A - 1

EXHIBIT A
PROMISSORY NOTE

See attached.

Exh A - 1

EXHIBIT B
SECURITY AGREEMENT

See attached.

Exh B - 1

EXHIBIT C
COMMON STOCK PURCHASE WARRANT

See attached.

Exh C - 1